PSI ENERGY, INC.

NOTICE OF
ANNUAL MEETING
OF SHAREHOLDERS

AND

INFORMATION STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
MAY 2, 2002

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168
A Cinergy Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2002

              We will hold the Annual Meeting of Shareholders of PSI Energy, Inc. on Thursday, May 2, 2002 at 8:30 a.m., eastern standard time, at the Indianapolis Marriott Downtown Hotel, 350 West Maryland Street, Indianapolis, Indiana.

              The purposes of the Annual Meeting are to:

  •
  elect three directors to serve for one-year terms ending in 2003;

and to transact any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

              Shareholders of record at the close of business on Monday, March 4, 2002 may vote at the Annual Meeting.

              Proxies will not be solicited for this meeting and you are requested not to send us a proxy. Shareholders are welcome to attend the meeting in person and cast their votes by ballot on the issues presented at the meeting.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 27, 2002

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168
(317) 839-9611

INFORMATION STATEMENT

Introduction

              PSI Energy, Inc., an Indiana corporation, is an operating utility primarily engaged in providing electric service to our customers in north central, central, and southern Indiana. PSI is a subsidiary of Cinergy Corp., which is a Delaware corporation and is also the parent company of:

  •
  Cinergy Services, Inc., the subsidiary used to provide a variety of centralized administrative, management and support services to Cinergy and its subsidiaries and affiliates;
  •
  Cinergy Global Resources, Inc., the subsidiary primarily used to hold Cinergy's international businesses and certain of its domestic investments;
  •
  Cinergy Investments, Inc., the subsidiary used to hold most of Cinergy's domestic, non-utility businesses; and
  •
  The Cincinnati Gas & Electric Company, which is an operating utility that provides electric and gas service to customers in southwestern Ohio and, through a principal subsidiary, The Union Light, Heat and Power Company, to customers in adjacent areas in Kentucky.

              Cinergy has other subsidiaries formed for a variety of purposes, including holding our interests in new technology initiatives and investment opportunities in the telecommunications industry and in energy and power generation.

Mailing of Material

              We began mailing this Information Statement on or about March 27, 2002 to the shareholders of PSI cumulative preferred stock in connection with the Annual Meeting of Shareholders to be held on May 2, 2002. Cinergy's Annual Report to Shareholders, including consolidated financial statements and accompanying notes for the year ended December 31, 2001, is also enclosed.

              We have hired Georgeson Shareholder Communications Inc. to help with the mailing of this material to the beneficial owners of PSI cumulative preferred stock held through brokerage houses and other custodians, nominees and fiduciaries. We will reimburse them for their out-of-pocket expenses for forwarding the material.

Voting Securities

              PSI's outstanding voting securities are divided into two classes: common stock and cumulative preferred stock. The class of cumulative preferred stock has been further issued in four series. Holders of record of PSI's two classes of voting securities on March 4, 2002, the record date, may vote at the Annual Meeting.

              Cinergy beneficially owns all of the 53,913,701 outstanding shares of PSI common stock. There were 651,099 outstanding shares of PSI cumulative preferred stock on the record date.

              Because Cinergy's beneficial ownership represents more than 99% of the total votes that could be cast at the Annual Meeting, and because shareholders do not have cumulative voting rights and Cinergy intends to vote in favor of all director-nominees for election as directors to PSI's Board of Directors, the election of all director-nominees is assured. Therefore, the Board considered it inappropriate to solicit proxies for the Annual Meeting. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares of cumulative preferred stock, you may do so by attending the Annual Meeting in person and casting your vote by a ballot which will be provided for that purpose.

              The shares outstanding as of the record date, and the vote to which each share is entitled, are as follows:

Class	Shares Outstanding	Votes Per Share
Common Stock (without par value)	53,913,701	1 vote
Cumulative Preferred Stock
par value $100 per share	347,555	1 vote
par value $25 per share	303,544	1/4 vote

Security Ownership of Certain Beneficial Owners and Management

              Based on the most recently available reports filed with the Securities and Exchange Commission, to our knowledge there were no owners of 5% or more of PSI's outstanding shares of cumulative preferred stock as of December 31, 2001.

              Listed on the following table is the number of shares of Cinergy common stock beneficially owned by each of PSI's director-nominees and executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group, as of the record date. PSI's director-nominees and named executive officers did not beneficially own any shares of PSI cumulative preferred stock as of the record date.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)
James K. Baker	30,105 shares
Michael G. Browning	115,920 shares
Michael J. Cyrus	213,539 shares
R. Foster Duncan	44,705 shares
William J. Grealis	341,217 shares
John A. Hillenbrand II	80,264 shares
James E. Rogers	1,279,300 shares
Larry E. Thomas	360,783 shares
All directors and executive officers as a group (14 persons)	2,748,829 shares

(1)
The beneficial ownership of all directors and executive officers as a group represents 1.65% of the outstanding shares of Cinergy common stock; no individual person's ownership exceeds 0.77% of the outstanding shares.

(2)
Includes shares which there is a right to acquire within 60 days pursuant to the exercise of stock options in the following amounts: Mr. Baker – 16,500; Mr. Browning – 16,500; Mr. Cyrus – 108,600; Mr. Duncan – 40,000; Mr. Grealis – 201,535; Mr. Hillenbrand – 16,500; Mr. Rogers – 931,829; Mr. Thomas – 193,345; and all directors and executive officers as a group – 1,692,069.

Does not include units representing shares of Cinergy common stock credited under Cinergy's Retirement Plan for Directors, Directors' Equity Compensation Plan and/or Directors' Deferred Compensation Plan in the following amounts: Mr. Baker – 26,021; Mr. Browning – 27,361; and Mr. Hillenbrand – 20,518.

Director, Officer and Key Employee Stock Purchase Program

              Under Cinergy's Director, Officer and Key Employee Stock Purchase Program, directors, officers and key employees of Cinergy and its subsidiaries, including PSI, were able to purchase shares of Cinergy common stock during February 2000, thereby further aligning their interests with those of Cinergy's shareholders.

              Nine current executive officers and Mr. Browning, as a non-employee director, purchased stock through the Program, and all participate in the financing portion of the Program described below. Totals of $14,400,000 of common stock purchased by current directors and executive officers and $19,025,000 purchased by other current officers and key employees are being financed through the Program. Individual purchases financed range from $150,000 to $3,000,000.

              Participants had the option of financing the purchases through a five-year credit facility arranged by Cinergy with a bank. Loans to participants under the facility bear interest at the rate of 8.68% per year. Each participant is obligated to repay the bank the principal, interest and any prepayment fees associated with his or her loan, and each has assigned his or her dividend rights on the purchased shares to the bank to be applied to interest payments on the loan.

              Cinergy Services and, in part, Cinergy have guaranteed repayment to the bank of 100% of each participant's loan obligations and the associated interest, and each participant has agreed to indemnify the guarantor for any payments made by it under the guaranty on the participant's behalf. A participant's obligations to the bank are unsecured, and no restrictions are placed on the participant's ability to sell, pledge or otherwise encumber or dispose of his or her purchased shares.

Election of Directors

              In accordance with PSI's By-Laws, the Board shall consist of not less than one and not more than seven persons. The size of the Board is currently fixed at three and the Board has nominated the individuals listed below for election as directors, all of whom are presently members of the Board and, with the exception of Mr. Larry E. Thomas, were elected by shareholders at the 2001 annual meeting. Mr. Thomas was elected to the Board in October 2001 to fill the unexpired term of Ms. Vicky A. Bailey, who stepped down earlier last year to accept the nomination by President George W. Bush as Assistant Secretary for International Affairs and Domestic Policy of the U.S. Department of Energy.

              In addition, we would like to acknowledge Messrs. James K. Baker and John A. Hillenbrand II who retired from the Board effective December 31, 2001. We sincerely thank them for their many years of devoted and distinguished service and recognize that their support, valued counsel and many contributions are virtually immeasurable and greatly appreciated.

              For the election of directors at the Annual Meeting, the three persons receiving the greatest number of votes will be elected to the Board. As previously stated, Cinergy intends to vote all of the outstanding shares of PSI common stock in favor of the director-nominees, and because Cinergy's beneficial ownership of PSI's voting securities represents over 99% of the total votes that could be cast at the Annual Meeting, the election of the director-nominees is assured.

              The following brief biographies contain information about the three director-nominees. The information includes each person's principal occupations and business experience for at least the past five years. Messrs. Rogers and Thomas are employees of Cinergy and its affiliates or subsidiaries, including PSI.

MICHAEL G. BROWNING
    Director of PSI since 1990.
    Director of Cinergy since 1994. Age 55.

Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate development. He also serves as owner, general partner or managing member of various real estate entities.

JAMES E. ROGERS
    Director of PSI since 1988; Chair of the Executive Committee.
    Director of Cinergy since 1993 and of CG&E since 1994. Age 54.

              Mr. Rogers is Chairman of the Board, President and Chief Executive Officer of Cinergy, and Chairman of the Board and Chief Executive Officer of PSI. Previously, he served as Vice Chairman, President and Chief Executive Officer of Cinergy, and as Vice Chairman and Chief Executive Officer of PSI. Mr. Rogers also holds, or has held, similar executive officer positions with Cinergy's other principal subsidiaries. He is a director of Duke Realty Corp., Fifth Third Bancorp and Fifth Third Bank.

LARRY E. THOMAS
    Director of PSI since 2001;
    Member of the Executive Committee. Age 56.

              Mr. Thomas has served as Vice Chairman of PSI since October 2001. He also serves as Executive Vice President of Cinergy and, previously, served as Chief Executive Officer of Cinergy's Power Technology and Infrastructure Services Business Unit, and President of its predecessor Energy Delivery Business Unit. Mr. Thomas also holds, or has held, similar executive officer positions with certain subsidiaries or affiliates of Cinergy and PSI.

Meetings and Committees of the Board

              PSI's Board met five times during 2001, with each meeting being held concurrently or consecutively with a meeting of Cinergy's board of directors. All directors attended more than 75% of the total number of Board meetings and, if applicable, committee meetings on which they served. The Executive Committee is the only standing committee of the Board.

Compensation of Directors

              Each non-employee director of PSI is eligible to receive an annual retainer fee of $8,000 plus a fee of $1,000 for each Board meeting attended. However, any non-employee director of PSI who also serves as a non-employee director of Cinergy or any of its affiliates shall not receive the annual retainer fee, or any compensation for attendance at any Board meeting that is held concurrently or consecutively with a meeting of Cinergy's board of directors. Mr. Browning, a non-employee director of PSI, is currently also a non-employee director of Cinergy. Directors who are employees of Cinergy or any of its subsidiaries (Messrs. Rogers and Thomas) receive no compensation for their services as directors.

              Under Cinergy's Directors' Deferred Compensation Plan, each non-employee director of Cinergy and its subsidiaries may choose to defer his fees into a bookkeeping account denominated in either:

  •
  units representing shares of Cinergy common stock, and/or
  •
  cash.

If deferred in units, dividends are credited to the director's account, acquiring additional units at the same time and rate as dividends are paid to holders of Cinergy common stock. Amounts deferred in cash earn interest at the annual rate (adjusted quarterly) equal to the interest rate for a one-year certificate of deposit (as quoted in The Wall Street Journal) for the first business day of the calendar quarter. Deferred units are distributed as shares of Cinergy common stock, and accrued cash accounts are paid in cash, generally after the director retires from the appropriate board.

              Under Cinergy's Retirement Plan for Directors, the accrual of future benefits was eliminated effective January 1, 1999. Each non-employee director of Cinergy serving on January 1, 1999 with an accrued cash benefit under the Plan was permitted to convert the benefit to units representing shares of Cinergy common stock or to retain a cash benefit and receive an annual cash payment, equal to the fees in effect on December 31, 1998, commencing at the time of retirement from the appropriate board or age 55, if later. If converted to stock units, dividends are credited to the director's account, acquiring additional units at the same time and rate as dividends are paid to holders of Cinergy common stock.

Board Compensation Committee Report on Executive Compensation

              The Compensation Committee of Cinergy's board of directors:

  •
  establishes the executive compensation policy;
  •
  recommends, oversees and administers compensation plans for executive officers and key employees;
  •
  determines compensation for the chief executive officer; and
  •
  reviews and approves compensation for our remaining executive officers.

              During 2001, the Committee consisted of Messrs. Michael G. Browning (Chair), George C. Juilfs, Thomas E. Petry and John J. Schiff, Jr. Each of the members is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

Compensation Policy

              Our compensation program for executive officers includes salary, annual cash incentives and long-term incentives. The program is designed to attract, retain and motivate the high quality employees needed to provide superior service to customers and to maximize returns to shareholders.

              Base salaries for the executive group are competitive (targeted at the 75th percentile) with those provided by utility companies that are comparable in size to Cinergy. Base salaries are reviewed annually. Any increases are based on such factors as competitive industry salaries, corporate financial results and a subjective assessment of each executive's performance, role and skills.

              Our executive compensation program also seeks to link executive and shareholder interests through cash and equity incentive plans, in order to reward corporate and individual performance. Annual and long-term incentive plans are designed to provide opportunities that are competitive with comparably sized companies in general industry (targeted at the 50th percentile).

              The Committee believes strongly that annual and long-term incentive opportunities assist in motivating the type of behavior necessary to successfully manage short- and long-term corporate goals. This emphasis results in a compensation mix in which annual and long-term incentives make up, on the average, at least 50% of the annual compensation that can be earned by the chief executive officer and the other executive officers.

              Cinergy also has the following two non-qualified deferred compensation plans under which executive officers can elect to defer salary and/or bonus:

  •
  the Nonqualified Deferred Incentive Compensation Plan allows deferral of all or a portion of cash awards otherwise payable under Cinergy's Annual Incentive Plan; and
  •
  the 401(k) Excess Plan allows deferral of a portion of base salaries above that which can be deferred under Cinergy's Non-Union Employees' 401(k) Plan because of federal limitations on the amount of compensation that can be deferred into qualified plans.

Annual Incentive Compensation

              Approximately 490 employees, including all executive officers, participate in Cinergy's Annual Incentive Plan. Each participant is eligible to receive an incentive cash award or bonus to the extent that certain pre-determined corporate and individual goals are achieved. For 2001, potential awards ranged from 2.5% to 130% of the employee's annual base salary, depending upon achievement levels and the employee's position. Graduated standards for achievement were developed to encourage each employee's contribution.

              For 2001, the Annual Incentive Plan was based on a corporate earnings per share goal, business unit earnings per share goals and individual goals. For corporate center employees and business unit chief executive officers (including the named executive officers), the corporate earnings per share and individual goals were each weighted at 50% of the total possible award. For other business unit employees, the corporate earnings per share goal was weighted at 50% of the total possible award, with unit specific goals and individual goals accounting for 25% each.

              Achievement levels for both corporate and individual goals are based on sliding scales from 1.0 to 3.0. For 2001, the Committee determined that the achievement level for the corporate goal was at the 2.0 award level. For the named executive officers, the achievement levels for 2001 for individual goals ranged from 2.0 to 3.0. These achievement levels were based on an assessment of both individual objective goals and an evaluation of individual performance.

              For 2002, the Committee intends that the Annual Incentive Plan will be based on a corporate earnings per share goal, business unit earnings per share goals and individual goals. For corporate center employees and business unit chief executive officers, the corporate earnings per share goal and individual goals are intended to be equally weighted. For other business unit employees, the corporate earnings per share goal is intended to be weighted at 50% of the total possible award, with unit specific goals and individual goals each intended to account for 25%.

Long-Term Incentive Compensation

              Cinergy has a long-term incentive compensation program (the "LTIP") under the terms of the 1996 Long-Term Incentive Compensation Plan. The LTIP is designed to align the interests of Cinergy's shareholders, customers and management to enhance value by increasing total shareholder return. The LTIP ties a large portion of the participants' potential pay to long-term performance. This approach provides a greater upside potential for outperforming peer companies, plus downside risk for underperforming. Approximately 100 management employees, including all executive officers, participate in the LTIP.

              Effective January 1, 2000, three performance cycles were initiated so that, going forward, the LTIP will consist of overlapping three-year performance cycles. The first of these covered only calendar year 2000; the second covered calendar years 2000 through 2001; and the third covers calendar years 2000 through 2002. A performance cycle started January 1, 2001 and will continue through December 31, 2003. Subsequent three-year performance cycles start on January 1 of each year, including a performance cycle that started on January 1, 2002 continuing through December 31, 2004.

              For each current performance cycle, the annualized target award opportunity as a percent of base salary ranges from 20% to 160% depending on the participant's position. The target LTIP award values are 160% of base salary for the chief executive officer and 90% of base salary for each of the other named executive officers. Stock options comprise

25% of the total award opportunity under the cycles that began January 1, 2001 and 2002, and the Value Creation Plan (discussed below) comprises the other 75%.

              The Value Creation Plan portion of the LTIP consists of a target grant of performance shares for each cycle that vests to the extent that Cinergy's total shareholder return ("TSR") targets for the cycle are met as compared with the TSR of a peer group of companies. The peer group consists of the S&P Electric Supercomposite Index, in which Cinergy is included. TSR means share price appreciation plus dividends, divided by the stock price at the beginning of the cycle.

              Under each performance cycle, except in the case of disability, death, change in control, or retirement on or after age 50 during the cycle, a participant must be employed by Cinergy at the end of a cycle to receive an earned award. Earned performance shares will be paid out no later than April 1 following the end of the cycle.

              Cinergy's TSR performance percentile for the cycle that ended December 31, 2001 was 0.672, which corresponds to an earned performance shares award of 140.2% of each participant's target grant of performance shares, including each named executive officer.

Chief Executive Officer

              The Committee approved a base salary increase for Mr. Rogers for 2001 based primarily on Cinergy's accomplishments in 2000 and a subjective assessment of Mr. Rogers' individual performance in 2000. In addition to these considerations, the increase was also designed to target Mr. Rogers' annual base salary at approximately the 75th percentile of that provided to chief executive officers of comparably sized utility companies, consistent with the Committee's compensation policy as outlined above. For 2001, Mr. Rogers received cash awards under the Annual Incentive Plan in the amount of $1,281,250. The awards were based on Cinergy's achievement of its corporate earnings per share goal for the year, and the Committee's determination of Mr. Rogers' achievement of individual goals. Mr. Rogers' maximum potential 2001 award under the Annual Incentive Plan was equal to 130% of his annual base salary (including deferred compensation). Also, for the performance cycle of the LTIP that ended December 31, 2001, Mr. Rogers received a stock award consisting of 58,114 shares of Cinergy common stock, based on Cinergy's TSR achievement relative to the peer group.

              Effective January 1, 2001, the Committee granted Mr. Rogers an option to purchase 100,900 shares of Cinergy common stock at the fair market value of $35.095 per share. The option was granted under the performance cycle of the LTIP that covers the 2001-2003 calendar years.

Code Section 162(m)

              Internal Revenue Code Section 162(m) generally limits Cinergy's annual tax deduction to one million dollars for compensation paid to each of the named executive officers. However, qualifying performance-based compensation is exempted from the deduction limit under certain conditions. The Committee's intent is to qualify the incentive compensation of the named executive officers for full corporate deductibility whenever feasible and consistent with the goals of the Committee's compensation policy. Thus, Cinergy has taken steps to qualify compensation related to grants of stock options and performance shares under the LTIP and bonuses paid pursuant to objective goals under the Annual Incentive Plan for full deductibility as performance-based compensation. However, in order to be competitive with comparable companies as to base salary and incentive compensation, and to attract and retain skilled employees, the Committee also awards compensation that may not qualify for exemption from the deduction limit under Code Section 162(m).

              The tables that follow, and accompanying footnotes, reflect the decisions covered by this discussion.

                      Compensation Committee

                      Michael G. Browning, Chair
                      George C. Juilfs
                      Thomas E. Petry
                      John J. Schiff, Jr.

Summary Compensation Table

              The following table shows, for the past three years, the compensation paid to our chief executive officer and the other four most highly compensated executive officers in 2001. These amounts include payments for services in all capacities to Cinergy and its subsidiaries, including PSI. We sometimes refer to the persons listed below as the "named executive officers."

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts(1) ($)	All Other Compen- sation(2) ($)
James E. Rogers Chairman of the Board and Chief Executive Officer	2001 2000 1999	1,200,000 1,050,000 925,008	1,281,250 990,000 877,507	47,196 32,268 42,288	0 0 0	100,900 433,600 500,000	2,163,875 841,870 0	197,728 171,511 153,866
Michael J. Cyrus Executive Vice President	2001 2000 1999	575,004 524,700 491,250	345,002 314,820 245,625	15,129 68,859 79,451	0 0 0	27,100 52,500 174,300	1,745,652 256,826 0	26,716 19,576 14,079
William J. Grealis Executive Vice President	2001 2000 1999	550,008 485,535 440,004	391,881 292,561 264,002	30,096 73,472 22,958	0 0 0	25,800 47,500 170,700	597,845 232,586 0	27,469 19,545 22,690
Larry E. Thomas Vice Chairman	2001 2000 1999	550,008 439,450 390,000	453,757 265,860 234,000	16,523 6,332 34,343	0 0 0	24,000 42,100 168,400	529,854 206,169 0	172,747 17,668 14,998
R. Foster Duncan(3) Executive Vice President and Chief Financial Officer	2001	430,744	602,693	2,237	0	224,500	309,721	8,199

(1)
Amounts appearing in this column reflect payouts of performance shares under the LTIP. For 2001, also includes $1,085,550 for Mr. Cyrus in payout of an award of 27,258 restricted shares made under his employment agreement.
(2)
Amounts appearing in this column for 2001 include for Messrs. Rogers, Cyrus, Grealis, Thomas and Duncan respectively: (i) employer matching contributions under 401(k) plan and related excess plan of $41,400, $22,650, $21,900, $21,900 and $6,531; and (ii) insurance premiums paid with respect to executive/group-term life insurance of $583, $4,066, $5,569, $5,128 and $1,668. Also includes: for Mr. Rogers, deferred compensation in the amount of $50,000, above-market interest of $93,979 on amounts deferred under his Deferred Compensation Agreement and benefits under a split dollar life insurance agreement of $11,766; and for Mr. Thomas, a relocation allowance of $145,719.
(3)
Mr. Duncan was first employed by Cinergy in February 2001. The amount appearing in the "Bonus" column includes a transition allowance of $250,000 payable under his employment agreement.

Option/SAR Grants Table

              The following table shows individual grants of options to purchase Cinergy common stock made to the named executive officers during 2001.

Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
James E. Rogers	100,900	12.43%	35.095	1/1/2011	2,232,917	5,652,418
Michael J. Cyrus	27,100	3.34%	35.095	1/1/2011	599,723	1,518,142
William J. Grealis	25,800	3.18%	35.095	1/1/2011	570,954	1,445,316
Larry E. Thomas	24,000	2.96%	35.095	1/1/2011	531,120	1,344,480
R. Foster Duncan	224,500	27.66%	31.95	2/12/2011	4,510,879	11,431,540

(1)
With the exception of Mr. Duncan, all options were granted pursuant to the LTIP effective January 1, 2001 and become exercisable on January 1, 2004, the third anniversary of the grant. For Mr. Duncan, options were granted effective February 12, 2001; 200,000 become exercisable in five equal annual installments beginning February 12, 2002, and the remaining 24,500 options become exercisable February 12, 2004, the third anniversary of the grant. In the case of a change-in-control of Cinergy, all stock options become immediately exercisable.
(2)
The amounts shown represent hypothetical potential appreciation of Cinergy common stock and do not represent either historical performance or, necessarily, expected future levels of appreciation. The actual values which may be realized, if any, upon the exercise of stock options will depend on the future market price of Cinergy common stock, which cannot be forecast with reasonable accuracy.

Aggregated Option/SAR Exercises and Year End Option/SAR Values Table

              The following table shows, for each named executive officer, information concerning (i) stock options exercised during 2001, including the value realized (i.e., the spread between the exercise price and the market price on the date of exercise), and (ii) the number of shares covered by options held on December 31, 2001 and the value of the person's "in-the-money" options. "In-the-money" value is the positive spread between the closing market price of Cinergy common stock on December 31, 2001 ($33.43 per share) and an option's exercise price per share.

			Number of Securities Underlying Unexercised Options/SARs at Year End (#)	Value of Unexercised In-The-Money Options/SARs at Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
James E. Rogers	0	0	851,829/1,019,100	4,519,577/6,315,045
Michael J. Cyrus	0	0	108,600/169,600	577,050/1,340,963
William J. Grealis	6,961	61,205	201,535/163,300	1,301,299/1,295,688
Larry E. Thomas	0	0	193,345/156,100	1,401,870/1,246,791
R. Foster Duncan	0	0	40,000/184,500	59,200/273,060

Long-Term Incentive Plan Awards Table

              Both stock option grants and target awards of performance shares were made for the three-year LTIP performance cycle which began January 1, 2001. The stock option grants are reported on the "Option/SAR Grants Table" above. The following table reports potential payouts of performance shares awarded to the named executive officers during 2001.

			Estimated Future Payouts under Non-Stock Price-Based Plans(2)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout
			Threshold (#)	Target (#)	Maximum (#)
James E. Rogers	(1)	1/1/01 – 12/31/03	17,092	55,136	110,272
Michael J. Cyrus	(1)	1/1/01 – 12/31/03	4,586	14,794	29,588
William J. Grealis	(1)	1/1/01 – 12/31/03	4,370	14,097	28,194
Larry E. Thomas	(1)	1/1/01 – 12/31/03	4,064	13,110	26,220
R. Foster Duncan	(1)	1/1/01 – 12/31/03	3,678	11,865	23,730

(1)
See "Option/SAR Grants Table."

(2)
Payouts of performance shares are tied to Cinergy's total shareholder return ("TSR") targets for a cycle as compared with the TSR of a peer group composed of the companies comprising the S&P Electric Supercomposite Index. The threshold, target and maximum amounts are earned if Cinergy's TSR meets or exceeds certain percentiles of the peer group's TSR. Except in the case of disability, death or retirement on or after age 50 during the cycle, a participant must be employed on January 1 following the end of a cycle to receive an earned award. See "Summary Compensation Table" on page 11 for payouts related to the cycle ended December 31, 2001 and "Board Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation" on page 8 for additional information.

Pension Benefits

              At retirement, the named executive officers will receive benefits under Cinergy's Non-Union Employees' Pension Plan, plus certain supplemental plans or agreements. The Pension Plan is a defined benefit pension plan, to which participants do not contribute.

              The Pension Plan's formula for benefits takes into account the participant's highest average earnings, years of plan participation and covered compensation. Highest average earnings is the average annual salary during the employee's three consecutive years producing the highest average within the ten years immediately preceding his or her retirement. Highest average earnings also includes any short-term incentive compensation. Covered compensation is the average social security taxable wage base over a period of up to 35 years.

              The formula for calculating the annual pension benefit is:

      •      1.1% of highest average earnings plus 0.5% of highest average earnings in excess of covered compensation,

      times the number of years of plan participation through 35 years,

      •      plus 1.4% of highest average earnings times the number of years of plan participation over 35 years.

              Each year, the Internal Revenue Service establishes a dollar limit on the amount of pay that can be counted for purposes of benefits under this type of pension plan and on the annual benefit that may be provided. As a result, Cinergy also has an Excess Pension Plan which is designed to restore pension benefits, calculated in accordance with the formula given above, to those individuals whose benefits under the Pension Plan otherwise would be reduced by the IRS limits. Each named executive officer is covered under the Excess Pension Plan.

              The following table shows the estimated annual pension benefits payable as a straight-life annuity under both pension plans to participants who retire at age 62. The benefits are not subject to any deduction for social security or other offset amounts.

	Years of Service
Compensation
	5	10	15	20	25	30	35	40
$500,000	$38,850	$77,700	$116,550	$155,400	$194,250	$233,100	$271,950	$306,950
750,000	58,850	117,700	176,550	235,400	294,250	353,100	411,950	464,450
1,000,000	78,850	157,700	236,550	315,400	394,250	473,100	551,950	621,950
1,250,000	98,850	197,700	296,550	395,400	494,250	593,100	691,950	779,450
1,500,000	118,850	237,700	356,550	475,400	594,250	713,100	831,950	936,950
1,750,000	138,850	277,700	416,550	555,400	694,250	833,100	971,950	1,094,450
2,000,000	158,850	317,700	476,550	635,400	794,250	953,100	1,111,950	1,251,950
2,250,000	178,850	357,700	536,550	715,400	894,250	1,073,100	1,251,950	1,409,450
2,500,000	198,850	397,700	596,550	795,400	994,250	1,193,100	1,391,950	1,566,950
2,750,000	218,850	437,700	656,550	875,400	1,094,250	1,313,100	1,531,950	1,724,450
3,000,000	238,850	477,700	716,550	955,400	1,194,250	1,433,100	1,671,950	1,881,950
3,250,000	258,850	517,700	776,550	1,035,400	1,294,250	1,553,100	1,811,950	2,039,450
3,500,000	278,850	557,700	836,550	1,115,400	1,394,250	1,673,100	1,951,950	2,196,950

              The estimated credited years of service at age 62 for the named executive officers are as follows: Mr. Rogers, 20 years; Mr. Cyrus, 19 years; Mr. Grealis, 12 years; Mr. Thomas, 37 years; and Mr. Duncan, 16 years.

              In addition to the pension plans, Cinergy has a Supplemental Executive Retirement Plan ("SERP"). The Senior Executive Supplement portion of the SERP provides selected executive officers an opportunity to earn a pension benefit that will replace up to 60% of their final pay. Each participant accrues a retirement income replacement percentage at the rate of 4% per year from the date that the participant begins service as a senior executive, up to a maximum of 15 years. The Senior Executive Supplement is an amount equal to a maximum of 60% of the greater of the employee's highest average earnings (as defined in the Pension Plan) or the final 12 months of base pay and Annual Incentive Plan pay. The Senior Executive Supplement is reduced by the actual benefits provided under the Pension Plan and the Excess Pension Plan, and further reduced by 50% of the employee's age 62 social security benefit. Messrs. Rogers, Cyrus, Grealis and Duncan are covered under the Senior Executive Supplement and the estimated retirement income replacement percentage for each is 60%.

              Cinergy's Executive Supplemental Life Insurance Program provides key management personnel, including the named executive officers, with additional life insurance during employment and with post-retirement deferred compensation. At the later of age 50 or retirement, the life insurance coverage is canceled and, instead, the participant receives the value of the coverage in the form of deferred compensation, payable in ten equal annual installments of $15,000 per year.

Employment Agreements and Severance Arrangements

               Each of the named executive officers except Mr. Thomas has an employment agreement with Cinergy. Messrs. Rogers' and Grealis' agreements became effective on December 30, 1999; Mr. Cyrus' agreement became effective on April 6, 1998; and Mr. Duncan's agreement became effective on February 12, 2001. Unless the executive officer or Cinergy gives timely notice otherwise, the term of the officer's agreement automatically is extended for an additional year on its anniversary date or, in the case of Messrs. Rogers, Grealis and Duncan, on each December 31. Currently, the agreements of Messrs. Rogers, Grealis and Duncan expire on December 31, 2004, and Mr. Cyrus' agreement expires on April 6, 2004. The agreements provide for minimum annual base salaries and other benefits. If an officer's base salary is increased during the term of his agreement, the increased salary becomes the new minimum amount.

              Under his agreement, Mr. Rogers currently receives a minimum annual base salary of $1,250,004. Mr. Rogers' employment agreement provides that when he retires, or if he dies prior to retirement, he (or his spouse) will be entitled to a supplemental retirement benefit equal to the difference between (1) his total benefit under the Pension Plan, the Excess Pension Plan and the SERP (together, the "Executive Retirement Plans") and (2) 60% of his highest average earnings times a fraction, the numerator of which is his years of participation and the denominator of which is 35. For purposes of Mr. Rogers' employment agreement, his highest average earnings is the greater of (i) his highest average earnings as defined in the Pension Plan (but without regard to tax code limitations) plus any amounts deferred under his Deferred Compensation Agreement (described below) during the calculation period or (ii) his earnings (without regard to tax code limitations) for the 12 months preceding his termination of employment plus any amounts deferred under his Deferred Compensation Agreement during that period, and his years of participation means the lesser of 35, or 25 plus two additional years for each birthday after age 50.

              Mr. Cyrus currently receives a minimum annual base salary of $575,004. Under his agreement, he also was awarded 27,258 restricted shares of Cinergy common stock, having a date of grant value of $1,000,000. Settlement of this award occurred during April 2001 at a value of $1,085,550.

              Under his agreement, Mr. Grealis currently receives a minimum annual base salary of $550,008. When Mr. Grealis retires, or if he dies prior to retirement, he (or his spouse) will be entitled to a supplemental retirement benefit equal to the difference between (1) his total benefit under the Executive Retirement Plans and (2) 60% of his highest average earnings (as defined above for Mr. Rogers).

              Mr. Duncan's minimum annual base salary currently is $522,504. Under his agreement, he also received a transition allowance of $250,000 and an option to acquire 200,000 shares of Cinergy common stock, and he is entitled to minimum bonuses of $190,000 in each of 2001 and 2002. Mr. Duncan participates in the Senior Executive Supplement portion of the SERP and becomes immediately vested in benefits he accrues under that plan.

              Under their employment agreements, the named executive officers are eligible to participate in Cinergy's Annual Incentive Plan, Nonqualified Deferred Incentive Compensation Plan, Stock Option Plan, LTIP, 401(k) Excess Plan, Excess Pension Plan, SERP and Executive Supplemental Life Insurance Program. The named executive officers also participate in all other retirement and welfare benefit plans generally applicable to our employees and/or executives and receive other fringe benefits such as the use of automobiles, the payment of club dues and the furnishing of financial planning and tax preparation services.

              The employment agreement of each named executive officer specifies Cinergy's obligations in the event of the executive's termination of employment before the end of the term of his agreement. The principal termination provisions are described below. Each agreement is, however, somewhat different and all of the provisions described may not apply to a particular executive.

              Generally, if an executive officer's employment terminates for any reason other than by Cinergy for "cause" (as defined in the executive's agreement), he will be paid:

  •
  any accrued and unpaid base salary;

  •
  a pro rata portion of the executive's Annual Incentive Plan bonus, based at least on his target amount for the year;

  •
  any compensation which the executive has deferred, including any accrued interest or earnings; and

  •
  any other vested benefits which are not forfeited under the terms of Cinergy's various benefit plans and agreements.

In addition, if the termination of employment is not due to death, is prior to or more than 24 months after a "change in control" and is not by Cinergy for "cause" or by the executive for other than "good reason" (as each is defined in the executive's agreement), the executive will receive:

  •
  three times his annual salary plus annual incentive plan bonus, with the bonus amount being not less than his target amount in effect at the time of notice of termination;

  •
  the present value of any additional amounts to which the executive would have been entitled at the end of the agreement's term under the Executive Supplemental Life Insurance Program and the LTIP's Value Creation Plan;

  •
  the value of all deferred compensation and executive life insurance benefits (not covered above), in most cases whether or not then vested or payable;

  •
  either continued medical and welfare benefits through the end of the term of the agreement, or a lump sum payment equal to the amount of the premiums for the medical and welfare benefits; and

  •
  ownership of his company car and certain tax counseling services.

              Alternatively, if Cinergy terminates the employment of Mr. Rogers, Cyrus, Grealis or Duncan other than for cause or he terminates his employment for good reason, generally within 24 months after a change in control, the executive will receive a severance payment equal to the greater of:

      •      the present value of the amounts and benefits described above, other than the medical and welfare benefits; or

      •      three times the sum of

    (a)
    his base salary in effect immediately prior to the event resulting in termination or, if higher, to the date of the change in control; and

    (b)
    his pay under all Cinergy incentive compensation or bonus plans for the year preceding termination or, if higher, the year preceding the change in control.

Each executive officer also will be provided with either replacement life, disability, accident and health insurance benefits for 36 months, reduced to the extent he receives, without cost to him, comparable benefits, or a lump sum payment equal to the amount of the premiums for these insurance benefits; with ownership of his company car; and with certain tax counseling services.

              In addition to the preceding:

  •
  Upon termination for any reason, Mr. Rogers will receive benefits under his deferred compensation agreement (described below) and split dollar life insurance agreement.

  •
  If the employment of Mr. Rogers or Grealis is terminated for other than cause following a change in control, the executive's supplemental retirement benefit will equal the difference between his total benefit under all executive retirement plans and 60% of his highest average earnings.

  •
  Messrs. Rogers, Grealis and Duncan are each entitled to reimbursement for relocation expenses after termination of employment for any reason other than death.

  •
  Cinergy will pay all legal fees and expenses incurred by the executive officer as a result of successfully disputing a termination of employment which entitles the executive to benefits under his agreement.

  •
  If an executive officer's termination of employment payments are subject to an excise tax under Section 4999 of the Internal Revenue Code (the "golden parachute" tax), Cinergy must pay the executive an additional amount so that the net amount retained by the executive after taxes, including taxes on the additional amount, equals the pre-tax benefit amount to which the executive is entitled.

              Mr. Thomas had an employment agreement with Cinergy which was substantially similar to those of the other named executive officers described above. In connection with Mr. Thomas' resignation in 2001 from his prior position with Cinergy and acceptance of a new position in Indianapolis and in anticipation of his retirement on March 31, 2002, he and Cinergy have entered into a separation and retirement agreement which replaces and supercedes the employment agreement. Under the new agreement, after his retirement, Mr. Thomas will receive approximately three times his 2001 salary and bonus in severance pay; payment for accrued unused vacation; payment over a 10-year period of his accrued benefit under Cinergy's Executive Supplemental Life Insurance Program; prorated portions of any performance shares to which he becomes entitled under current cycles of the LTIP; in 2003, 25% of a full attainment award under the AIP in respect of 2002; and miscellaneous benefits and allowances similar to those accorded other retiring executive officers. In lieu of any benefit under the SERP, Mr. Thomas will be entitled to an annual supplemental retirement benefit equal to the excess of (1) 60% of the higher of his highest average earnings or his earnings during the final 12 months of employment over (2) his total benefit under the Pension Plan and the Excess Pension Plan. Each of these benefits except the 2001 AIP award is conditioned on Mr. Thomas executing and not revoking a waiver and release which is part of the new agreement. Mr. Thomas also has agreed to serve as an independent business consultant to Cinergy for three years after his retirement.

Deferred Compensation Agreements

              Mr. Rogers had a deferred compensation agreement with Cinergy under which he was credited annually, from 1992 through 2001, with a $50,000 base salary increase in the form of deferred compensation. When his employment terminates for any reason other than death, Mr. Rogers will receive an annual cash benefit over a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2003 or later than January 2010. The annual cash benefit amount payable for the 15-year period ranges from $179,000 per year, if payment begins in January 2003, to $554,400 per year if payment begins in January 2010. Comparable amounts are payable if Mr. Rogers dies before these payments begin.

              In addition, if Mr. Rogers' employment terminates for any reason other than death, he will receive an additional annual benefit for a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2008 or later than January 2010. This benefit will range from $179,000 per year, if payment begins in January 2008, to $247,000 per year if payment begins in January 2010. Comparable amounts are payable if Mr. Rogers' dies before payment of benefits begins.

Independent Public Accountants

              Arthur Andersen LLP served as independent public accountants for Cinergy and its subsidiaries, including PSI, for 2001, and has been re-selected as independent public accountants for Cinergy and its subsidiaries. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Information on fees billed by Arthur Andersen for services during 2001 follows.

              Audit Fees.    For professional services rendered for the audit of Cinergy's fiscal year 2001 consolidated financial statements and the review of the financial statements included in Cinergy's fiscal year 2001 Forms 10-Q, Arthur Andersen billed Cinergy a total of $765,000.

              Financial Information Systems Design and Implementation Fees.    None.

              All Other Fees.    In addition to the Audit Fees described above, Arthur Andersen billed Cinergy an aggregate of $6,071,900 for all other services rendered during 2001. Included in these other fees are audit-related fees of $3,578,100. Audit-related fees are fees for services which are usually performed by the auditor and consist primarily of assistance with registration statements, comfort letters and consents; accounting assistance on proposed transactions and standards; permitted assistance with internal audit activities; and statutory audits of subsidiaries. The remaining amount for all other services relates primarily to assistance with respect to domestic and international tax matters.

              Cinergy's Audit Committee considered whether the non-audit services rendered by Arthur Andersen were compatible with maintaining Arthur Andersen's independence as auditors of its consolidated financial statements.

Proposals and Business by Shareholders

              If you wish to submit a proposal for inclusion in the information statement for our 2003 annual meeting of shareholders, we must receive it by November 27, 2002. In addition, if you wish to introduce business at our 2003 annual meeting (besides that in the Notice of the meeting), you must send us written notice of the matter. Your notice must comply with the requirements of our By-Laws, and we must receive it no earlier than February 14, 2003 and no later than March 13, 2003. Your proposal or notice should be mailed to PSI's Corporate Secretary at 1000 East Main Street, Plainfield, Indiana 46168.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 27, 2002